Exhibit 99.3

LEVEL 3 COMMUNICATIONS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2014 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2014 and the fiscal year ended December 31, 2013 of Level 3 Communications, Inc. ("Level 3") have been prepared as if Level 3's merger with tw telecom inc. (“tw telecom”), and the assumptions and adjustments described in the accompanying notes herein had occurred on the dates specified below. On June 15, 2014, Level 3 and tw telecom entered into an agreement and plan of merger (the “merger agreement”) pursuant to which a direct wholly-owned subsidiary of Level 3 will merge with tw telecom, with tw telecom continuing as the surviving corporation and immediately following such merger, the surviving corporation will merge with another direct wholly-owned subsidiary of Level 3, with such subsidiary continuing as the surviving company (collectively, the “mergers”). For accounting purposes, the mergers will be considered an acquisition of tw telecom by Level 3.

Under the terms of the merger agreement, tw telecom stockholders will receive $10 cash and 0.7 shares of Level 3 common stock for each share of tw telecom common stock that is owned at closing. On June 15, 2014, the date the merger agreement was signed, tw telecom had approximately 139 million shares outstanding, including approximately 1 million shares reserved for outstanding share based compensation awards, net of estimated shares withheld for employee tax obligations. The unaudited pro forma financial information reflects aggregate consideration of approximately $7.6 billion for the tw telecom mergers, calculated as follows (in millions):

Number of tw telecom common shares eligible for merger consideration*	139
Multiplied by exchange ratio per merger agreement	0.7
Number of Level 3 shares to be issued*	97.3
Multiplied by price of Level 3 common stock*	$44.09
Estimated equity consideration	$4,290
Estimated cash consideration ($10 cash for each share of tw telecom's common stock)	1,390
Assumption of debt	1,923
Estimated aggregate consideration*	$7,603

*The estimated purchase price has been determined based on the closing price of Level 3’s common stock on June 13, 2014. Pursuant to the acquisition method of accounting, the final purchase price will be based on the number of tw telecom shares outstanding and the price of Level 3’s common stock as of the closing date. Subject to stockholder and regulatory approvals, as well as the other closing conditions described herein, the mergers are expected to be completed before the end of 2014.

Based on current information, it is expected that the current Level 3 stockholders will own approximately 71% and the former tw telecom stockholders will own approximately 29% of the Level 3 common shares outstanding after consummation of the mergers. After consideration of all applicable factors pursuant to the accounting rules for business combinations, the parties consider Level 3 to be the “accounting acquirer” for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 is issuing its common stock to acquire tw telecom (at a premium), the board of directors of the combined company will be composed principally of former Level 3 directors and the executive management team of the combined company will largely be led by current Level 3 executives, among other factors. Therefore, for accounting purposes, the mergers will be considered an acquisition of tw telecom by Level 3.

In order to consummate the mergers and to refinance certain existing indebtedness of tw telecom, Level 3 has entered into a financing commitment letter, described below, pursuant to which the lenders have committed, subject to customary conditions, to provide the financing to allow Level 3 to consummate the mergers and to replace certain existing indebtedness of tw telecom in connection with the consummation of the mergers.

The following unaudited pro forma financial information related to the tw telecom mergers was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the mergers took place as of June 30, 2014 for the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2014 and for the year ended December 31, 2013 are presented as if the mergers occurred on January 1, 2013. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the notes. Certain reclassifications have been made relative to tw telecom's historical financial statements in order to present them on a basis consistent with Level 3.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 will reflect the mergers only from and after the completion date of the mergers. Level 3 has not yet undertaken a detailed analysis of the fair value of tw telecom’s assets and liabilities and will not finalize the purchase price allocation related to the mergers until after the mergers are consummated. Thus, the provisional measurements of fair value reflected are subject to change once the valuations are completed. The final valuation will change the allocation of the purchase price, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill.

Merger-related costs include transaction costs such as legal, accounting, valuation and other professional services and financing costs. Total merger-related transaction and financing costs expected to be incurred by Level 3 and tw telecom are approximately $331 million, which includes $40 million of debt issuance costs incurred in connection with the new financing arrangement. The costs associated with these non-recurring activities do not represent ongoing costs of the combined organization and are therefore, not included in the Unaudited Pro Forma Condensed Combined Statements of Operations, but are included in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders’ equity, except for the portion related to capitalizable debt issuance costs. Level 3 expects to incur additional merger-related expenses associated with the transaction, including integration activities. Based on current plans and information, Level 3 expects to incur approximately $170 million of integration costs associated with this transaction, however, the ultimate costs incurred may vary from these estimates. For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for pro forma adjustments.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the mergers been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to combining the companies. Synergies have been excluded from consideration because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

            The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Level 3 and tw telecom incorporated into this filing, and Level 3’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2014. Level 3 will change the presentation and classification of certain expense items in its Consolidated Statements of Operations prospectively, beginning with its Form 10-Q for the period ended September 30, 2014, and these changes are reflected in the presentation of Level 3’s historical Statement of Operations data for the twelve months ended December 31, 2013 and the six months ended June 30, 2014 included in the Unaudited Pro Forma Condensed Combined Statement of Operations as described further in Note 1 to the Unaudited Pro Forma Condensed Combined Financial Information.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2014

(dollars in millions)	Historical Level 3	Historical tw telecom	Pro Forma Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$637	$190	$(1,681)	(a)	$1,135	(a)	$281
Investments	—	174	—		—		174
Restricted cash and securities	6	2	—		—		8
Receivables, net	722	106	—		—		828
Other	174	78	(54)	(e)	5	(a)	203
Total Current Assets	1,539	550	(1,735)		1,140		1,494
Property, Plant and Equipment, net	8,355	1,734	2	(c)	—		10,091
Restricted Cash and Securities	23	—	—		—		23
Goodwill	2,578	413	4,483	(b)(c)	—		7,474
Other Intangibles, net	169	9	1,135	(c)	—		1,313
Other Assets, net	364	121	(118)	(b)(c)(e)	35	(a)	402
Total Assets	$13,028	$2,827	$3,767		$1,175		$20,797

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$613	$75	$—		$—		$688
Current portion of long-term debt	503	8	—		(5)	(b)	506
Accrued payroll and employee benefits	145	54	—		—		199
Accrued interest	166	23	—		(20)	(a)	169
Current portion of deferred revenue	258	49	(2)	(d)	—		305
Other	139	86	—		—		225
Total Current Liabilities	1,824	295	(2)		(25)		2,092
Long-Term Debt, less current portion	7,855	1,915	17	(b)	1,200	(b)	10,987
Deferred Revenue, less current portion	885	20	(8)	(d)	—		897
Other Liabilities	785	42	(2)	(e)	—		825
Total Liabilities	11,349	2,272	5		1,175		14,801

Stockholders' Equity:
Preferred stock	—	—	—		—		—
Common stock	2	2	(1)	(g)	—		3
Additional paid-in capital	14,425	1,701	2,588	(g)	—		18,714
Treasury stock	—	(455)	455	(h)	—		—
Accumulated other comprehensive income	55	—	—		—		55
Accumulated deficit	(12,803)	(693)	720	(i)	—		(12,776)
Total Stockholders' Equity	1,679	555	3,762		—		5,996
Total Liabilities and Stockholders' Equity	$13,028	$2,827	$3,767		$1,175		$20,797

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended December 31, 2013

(dollars in millions, except per share data)	Historical Level 3 as adjusted*	Historical tw telecom as adjusted*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$6,313	$1,564	$(27)	(k)	$7,850
Costs and Expenses
Network Access Costs	2,471	444	(24)	(k)	2,891
Network Related Expenses	1,214	230	—		1,444
Depreciation and Amortization	800	306	121	(c)	1,227
Selling, General and Administrative Expenses	1,162	379	—		1,541
Total Costs and Expenses	5,647	1,359	97		7,103
Operating Income	666	205	(124)		747
Other Income (Expense):
Interest expense	(649)	(96)	(45)	(b)	(790)
Loss on modification and extinguishment of debt, net	(84)	(39)	—		(123)
Other, net	(4)	—	—		(4)
Total Other Expense	(737)	(135)	(45)		(917)
(Loss) Income Before Income Taxes	(71)	70	(169)		(170)
Income Tax Expense	(38)	(34)	23	(j)	(49)
Net (Loss) Income	$(109)	$36	$(146)		$(219)

Basic Earnings per Common Share
Net (Loss) Income Per Share	$(0.49)	$0.25			$(0.69)
Shares Used to Compute Basic Net (Loss) Income per Share (in thousands)	222,368	144,920	97,300		319,668

Diluted Earnings per Common Share
Net (Loss) Income Per Share	$(0.49)	$0.24			$(0.69)
Shares Used to Compute Diluted Net (Loss) Income per Share (in thousands)	222,368	146,480	97,300		319,668
*Refer to Note 1 to Unaudited Pro Forma Condensed Combined Financial Information

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Pro Forma Condensed Combined Statement of Operations
For the six months ended June 30, 2014

(dollars in millions, except per share data)	Historical Level 3 as adjusted*	Historical tw telecom as adjusted*	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,234	$828	(14)	(k)	$4,048
Costs and Expenses
Network Access Costs	1,227	242	(15)	(k)	1,454
Network Related Expenses	594	120	—		714
Depreciation and Amortization	371	166	47	(c)	584
Selling, General and Administrative Expenses	522	209	—		731
Total Costs and Expenses	2,714	737	32		3,483
Operating Income	520	91	(46)		565
Other Income (Expense):
Interest expense	(300)	(51)	(23)	(b)	(374)
Loss on modification and extinguishment of debt, net	—	(1)	—		(1)
Other, net	(38)	—	—		(38)
Total Other Expense	(338)	(52)	(23)		(413)
Income Before Income Taxes	182	39	(69)		152
Income Tax Expense	(19)	(18)	3	(j)	(34)
Net Income	$163	$21	$(66)		$118

Basic Earnings per Common Share
Net Income Per Share	$0.69	$0.15			$0.35
Shares Used to Compute Basic Net Income per Share (in thousands)	236,510	137,219	97,300		333,810

Diluted Earnings per Common Share
Net Income Per Share	$0.68	$0.15			$0.35
Shares Used to Compute Diluted Net Income per Share (in thousands)	240,890	139,172	97,300		338,190
*Refer to Note 1 to Unaudited Pro Forma Condensed Combined Financial Information

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)	Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Level 3 would have been had the mergers occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the mergers, the costs to integrate the operations of Level 3 and tw telecom, or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Level 3 and tw telecom that are included herein. Certain reclassifications have been made to the historical presentation of tw telecom's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and relate primarily to other current assets, other current liabilities and other noncurrent liabilities. Level 3 will change the presentation and classification of certain expense items in the Consolidated Statements of Operations prospectively, beginning with its Form 10-Q for the period ended September 30, 2014, to disaggregate "Network Related Expenses" from "Selling, General and Administrative Expenses" in its Consolidated Statements of Operations and change the description of “Cost of Revenue” to “Network Access Costs.” Level 3 is making this change to provide additional transparency into certain expense items incurred relative to its communication network that are in addition to the network access costs paid to third parties. These changes in presentation and classification of expense items have been reflected in the Level 3 historical Statement of Operations data for the twelve months ended December 31, 2013 and for the six months ended June 30, 2014 included in the Unaudited Pro Forma Condensed Combined Statement of Operations. Certain reclassifications have been made to the historical presentation of tw telecom's financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations primarily related to network access costs, network related expenses, depreciation and amortization and selling, general and administrative expenses.

Changes in Presentation and Classification of Certain Level 3 Expense Items

Historically, Level 3 has included "Network Related Expenses" including facility rent, utilities, maintenance and other costs, each related to the operation of its communications network, as well as salaries, wages and related benefits (including non-cash stock-based compensation expenses) associated with personnel who are responsible for the delivery of services, operation and maintenance of its communications network, and accretion expense on asset retirement obligations, but excluding depreciation and amortization, within the line item "Selling, General and Administrative Expenses" in its Consolidated Statements of Operations.

Level 3 will disaggregate the presentation of "Network Related Expenses" from "Selling, General and Administrative Expenses" in its Consolidated Statements of Operations going forward. In addition, Level 3 will change the description of “Cost of Revenue” in its Consolidated Statement of Operations to “Network Access Costs.” As described above, these changes are reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations.

These changes do not affect Level 3’s previously reported Consolidated Total Costs and Expenses, Operating Income, Net Loss or Loss per Share in the Consolidated Statement of Operations, or any items reported in the Consolidated Balance Sheets, Consolidated Statements of Comprehensive Loss, Cash Flows or Changes in Stockholders’ Equity (Deficit).

The following table reflects the change of the description of "Cost of Revenue" to "Network Access Costs" and the disaggregation of "Network Related Expenses" from "Selling, General and Administrative Expenses" for the year ended December 31, 2013, and for the six months ended June 30, 2014 in the Condensed Combined Statements of Operations for Level 3, assuming the changes discussed above were in effect for the entire period reported below.

Level 3 Communications, Inc.
(unaudited)

(dollars in millions)	As Previously Reported	Adjustment	Revised Reporting (1)

Year Ended December 31, 2013
Cost of Revenue	$2,471	$(2,471)	$—
Network Access Costs	—	2,471	2,471
Network Related Expenses	—	1,214	1,214
Selling, General and Administrative Expenses	2,376	(1,214)	1,162
Total Costs and Expenses	5,647	—	5,647

Six Months Ended June 30, 2014
Cost of Revenue	$1,227	$(1,227)	$—
Network Access Costs	—	1,227	1,227
Network Related Expenses	—	594	594
Selling, General and Administrative Expenses	1,116	(594)	522
Total Costs and Expenses	2,714	—	2,714
(1) The description of "Cost of Revenue" has been changed to "Network Access Costs" and the presentation of "Network Related Expenses" has been disaggregated from "Selling, General and Administrative Expenses" in the Consolidated Statements of Operations.

The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. These adjustments give effect to pro forma events that are (i) directly attributable to the mergers, (ii) factually supportable and (iii) with respect to the condensed combined statements of operations, expected to have a continuing effect on the combined company. As of the date of this filing, Level 3 has not performed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of tw telecom's assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary, if any, to conform tw telecom's accounting policies to Level 3's accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, Level 3 has made certain adjustments to the June 30, 2014 historical book values of tw telecom's assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations. Any excess purchase price over the estimated fair value of tw telecom's net assets has been recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once Level 3 has determined the final purchase price for tw telecom, has completed the valuation studies necessary to finalize the required purchase price allocations based on the tangible and intangible assets and liabilities of tw telecom at the completion of the mergers, and has finalized any necessary adjustments from conforming accounting policies and further classification changes. The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts. Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary purchase price allocation and identifying any related effect there may be on the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(2)	Basis of Preliminary Purchase Price Allocation

The mergers with tw telecom will be accounted for in accordance with the acquisition method of accounting. The following preliminary purchase price is based on Level 3’s preliminary estimates and is allocated to tw telecom's tangible and intangible assets and liabilities based on their estimated fair value as of June 30, 2014. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the mergers and will be completed after the mergers are consummated. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these pro forma financial statements. Based on the closing price of Level 3’s common stock on June 13, 2014, the purchase price would be approximately $7.6 billion, including the assumption of debt. The requirement to base the final purchase price on the number of tw telecom shares outstanding and the price of Level 3’s common stock as of the closing date will likely result in a per share equity component different from the $44.09 assumed in these Unaudited Pro Forma Condensed Combined Financial Statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these Unaudited Pro Forma Condensed Combined Financial Statements does not purport to represent what the actual consideration transferred will be when the mergers are completed. For example, an increase or decrease by 10% in the Level 3 common stock price as of the close of business on June 13, 2014 ($44.09 per share) would increase or decrease the consideration expected to be transferred by approximately $429 million, which would be reflected in these Unaudited Pro Forma Condensed Combined Financial Statements as an increase or decrease to goodwill.

Based upon a preliminary valuation, the total purchase price (as calculated in the manner described above) was allocated to tw telecom's assets and liabilities as follows:

(Dollars in millions)	June 30, 2014
Assets:
Cash and cash equivalents	$190
Investments	174
Restricted cash and securities	2
Receivables	106
Other current assets	78
Property, plant and equipment	1,736
Goodwill	4,896
Other intangibles	1,144
Other assets	82
Total Assets	8,408
Liabilities:
Accounts payable	(75)
Current portion of long-term debt	(8)
Accrued payroll and employee benefits	(54)
Accrued interest	(23)
Deferred revenue	(59)
Other current liabilities	(86)
Long-term debt, less current portion	(1,932)
Other noncurrent liabilities	(491)
Total Liabilities	(2,728)
Total Estimated Consideration	$5,680

Upon completion of the final fair value assessment after the mergers, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

The guidance related to business combinations outlines the methodologies for calculating merger consideration and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the merger date that do not meet certain re-measurement criteria be recorded in the statement of operations. Total merger-related transaction and financing costs expected to be incurred by Level 3 and tw telecom are estimated to be approximately $331 million and as they are non-recurring, are reflected only in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash, of which $40 million is attributable to debt issuance costs and the remainder will reduce stockholders’ equity.

The Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the mergers, the costs to integrate the operations of Level 3 and tw telecom and to achieve these cost savings operating synergies or revenue enhancements. Level 3 expects to incur approximately $170 million of integration costs associated with this transaction. The mergers are expected to create approximately $200 million in annualized operating cost synergies and approximately $40 million in annualized capital expenditure savings. Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms. The synergy and cost savings estimates are forward looking statements and are qualified by reference to the important disclosures set forth under “Forward-Looking Statements.”  Level 3 cannot assure that these estimated synergies or cost savings will be achieved.

(3)	Accounting Policies

Upon completion of the mergers, Level 3 will continue its review of tw telecom's accounting policies. As a result of that review, Level 3 may identify differences between the accounting policies of the two companies that, when conformed, could have a material effect on the combined financial statements. At this time, Level 3 is not aware of any differences that would have a material effect on the combined financial statements. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

(4)	Pro Forma Adjustments

(a)
Adjustment to record the cash received from merger-related financing as of June 30, 2014 discussed further below, net of $1,795 million to retire tw telecom’s short-term and long-term debt excluding capital lease obligations and debt discount and issuance costs and $20 million of accrued interest on retirement of tw telecom's debt.

Dollars in millions	Financing Adjustments
Proceeds from Level 3 merger-related financing	$3,000
Discount on merger-related financing	(10)
Debt issuance costs of Level 3 merger-related financing (Note 4b), short-term	(5)
Debt issuance costs of Level 3 merger-related financing (Note 4b), long-term	(35)
Repayment of certain of tw telecom’s debt	(1,795)
Payment of accrued interest on retirement of tw telecom’s debt	(20)
Net proceeds from financing activities	$1,135

Cash of $1,681 million was assumed to be used for the cash portion of the merger consideration of $1,390 million and for $331 million of Level 3's estimated financing and transaction costs, less $40 million of pro forma financing adjustments for debt issuance costs.

(b)
For the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet, Level 3 has assumed it would borrow through the capital markets transactions an aggregate of $3.0 billion, comprised of $2.0 billion aggregate principal amount in a senior secured term loan and $1.0 billion aggregate principal amount of unsecured senior notes, to fund the cash portion of the merger consideration, the refinancing of tw telecom’s short-term and long-term debt, transaction costs related to the mergers and the refinancings and for general corporate purposes. Level 3 expects to seek this financing ahead of the closing of the mergers. The allocation of the debt financing between the senior secured term loan and unsecured senior notes may vary from the amounts assumed for purposes of the Unaudited Pro Forma Condensed Combined Financial Information.

On June 15, 2014, concurrent with the execution of the merger agreement, Level 3 Financing, Inc. and Level 3 entered into a financing commitment letter (the “Commitment Letter”) with the Commitment Parties, as separately defined in the Commitment Letter. The Commitment Letter provides for a senior secured term loan facility in an aggregate amount of up to $2.4 billion (the “senior secured facility”).  The Commitment Letter also provides for a senior unsecured facility bridge financing of $600 million (the “unsecured facility”). The unsecured facility portion of the Commitment Letter is reduced by the amount of any senior notes or certain other securities (“debt securities”) that are issued in relation to the mergers on or prior to the closing of the mergers.  Under certain circumstances, the committed amounts can be allocated from the senior secured facility to the unsecured facility at the option of Level 3. Unless Level 3 or Level 3 Financing, Inc. has obtained an aggregate of $3.0 billion in the capital markets prior to closing, Level 3 and Level 3 Financing retain the ability to draw on the commitments contained in the Commitment Letter pursuant to the terms and conditions as specified in the Commitment Letter.
On August 12, 2014, Level 3 Escrow II, a wholly-owned, indirect subsidiary of the Company, issued $1.0 billion aggregate principal amount of its 5.375% Senior Notes due 2022 in a private offering to “qualified institutional buyers.” The gross proceeds from the offering of the Notes were deposited into a segregated escrow account and will remain in escrow until the date of the satisfaction of certain escrow conditions including, but not limited to, the substantially concurrent consummation of the proposed acquisition by the Company of tw telecom. The Notes reduce the commitment under the senior secured facility from $2.4 billion to $2.0 billion.The adjustments to account for these financing adjustments are as follows:

	As of June 30, 2014
Dollars in millions	Current Portion of Long-Term Debt	Long-Term Debt, less Current Portion
Level 3's historical debt balance	$503	$7,855
tw telecom’s historical debt balance	8	1,915
New debt issued by Level 3, net of discount of $10 million	—	2,990
Repayment of certain of tw telecom’s debt	(5)	(1,790)
Elimination of tw telecom debt discounts	—	17
Total Debt Balance	$506	$10,987

For pro forma purposes, Level 3 assumes that tw telecom debt, except for capital lease obligations, has been replaced with the senior secured facility and $1.0 billion aggregate principal amount of unsecured senior notes. Level 3 estimates an increase in interest expense of approximately $45 million in 2013 and an increase of $23 million in the first six months of 2014 associated with the incremental debt Level 3 will issue in connection with the mergers after retiring tw telecom’s existing debt. The change in interest expense for such periods is based on a $2.0 billion senior secured facility, with an assumed annual interest rate of 4.00% and $1.0 billion aggregate principal amount of unsecured senior notes with an annual interest rate of 5.375%. The assumed term of the term loan facility is seven years and the term of the unsecured senior notes is eight years. For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, it has been assumed that Level 3 drew down the senior secured facility and issued the unsecured senior notes on January 1, 2013 and, therefore, incurred interest expense of approximately $140 million in 2013 and $70 million in the first six months of 2014. This interest expense was offset by the elimination of tw telecom’s interest expense due to the retirement of tw telecom's outstanding debt of $1,821 million for the year ended December 31, 2013 and $1,795 million for the six months ended June 30, 2014, which corresponds to $95 million in interest expense in 2013 and $47 million in the first six months of 2014.

Dollars in millions	Twelve months ended December 31, 2013	Six months ended June 30, 2014
tw telecom’s historical interest expense	$(95)	$(47)
Interest expense resulting from debt Level 3 will issue in connection with the Merger	140	70
Increase in interest expense	$45	$23

The assumed interest rates of 4.00% for the senior secured facility is based on a LIBOR floor of 1.00% plus 3.00%. Based on the LIBOR Rate of 0.24% on June 15, 2014, a decrease of 1% from the base LIBOR rate assumed on the senior secured facility would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2013 or the first six months of 2014 given the LIBOR floor. An increase of 1% from the base LIBOR rate assumed on the senior secured facility would increase interest expense on the debt by $5 million and $2 million for the twelve months ended December 31, 2013 and the six months ended June 30, 2014, respectively.

Included in the incremental interest expense is additional interest expense of approximately $6 million for the twelve months ended December 31, 2013 and $3 million for the first six months of 2014 for the amortization of debt issuance costs associated with the senior secured facility and the unsecured senior notes. Debt issuance costs associated with the senior secured facility and unsecured senior notes were assumed to be approximately $40 million ($25 million of costs associated with the senior secured facility amortized over seven years and $15 million associated with the unsecured senior notes amortized over eight years). The Unaudited Pro Forma Condensed Combined Balance Sheet also includes an adjustment to reduce other noncurrent assets by $31 million for the elimination of net deferred financing fees and increase long-term debt by $17 million for the elimination of debt discounts upon retirement of tw telecom’s existing debt.

The interest that Level 3 expects to ultimately pay can vary greatly from what is assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and will depend on the actual timing and maturity profile of any permanent debt financing issued and the actual fixed/floating interest rate mix of any permanent debt financing and Level 3’s credit rating, amongst other factors.

(c)	Adjustments to reflect the components of the preliminary estimates of the fair value of assets to be acquired by Level 3 at the completion of the mergers.

Dollars in millions	June 30, 2014	Estimated Fair Value	Increase	Estimated Remaining Useful Lives (Years)
Property, Plant and Equipment	$1,734	$1,736	$2	1-33 years
Customer Relationships	9	1,040	1,031	9-10 years
Trademark and trade names	—	104	104	5 years
Goodwill	413	4,896	4,483	Indefinite

Adjustments to reflect fair values were estimated by Level 3 management based on a market approach, considering factors such as asset utilization and estimated useful lives, amongst others. An additional adjustment of $8 million was recorded to reduce the value of Other Assets, and $17 million adjustment was made to goodwill to reflect the elimination of tw telecom's debt discounts.

As of the effective date of the mergers, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they do not meet the required criteria for being considered a pro forma adjustment. For purposes of the preliminary allocation, Level 3 has estimated a fair value for tw telecom’s intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets. Goodwill is not amortized.

The Unaudited Pro Forma Condensed Combined Statements of Operations have been adjusted to reflect the corresponding adjustments to tw telecom’s acquired tangible and intangible assets.

Dollars in millions	Twelve months ended December 31, 2013	Six months ended June 30, 2014
tw telecom’s historical depreciation and amortization	$(306)	$(166)
Depreciation and amortization after fair value adjustments and changes in the estimated useful lives associated with acquired assets	427	213
Increase in depreciation and amortization expense	$121	$47

A 10% change in the allocation between the acquired tangible and intangible assets and goodwill would result in a change in annual depreciation and amortization expense of approximately $43 million and would cause

Level 3’s pro forma basic and diluted loss from continuing operations per common share to change by $0.13 per share, assuming the 10% change is applied pro rata to the assets.

(d)
Adjustment to record the differences between the estimated fair values and the historical carrying amounts of tw telecom's deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists and deferred revenue attributable to tw telecom contracts with Level 3 existing prior to the mergers. tw telecom had certain deferred revenues on its balance sheet associated with sales of capacity leases, prepaid services and installation activities. These deferred balances arise from tw telecom receiving up-front payments while recognizing the related revenue over the estimated life of the associated contract. The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction. The estimated amounts presented for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet are based upon the deferred revenue of tw telecom as of June 30, 2014.

Dollars in millions	June 30, 2014	Estimated Fair Value	Decrease
Current portion of deferred revenue	$49	$47	$2
Deferred Revenue, less current portion	20	12	8

(e)
As of the completion date of the mergers, tw telecom will be consolidated with Level 3 for U.S. federal income tax purposes. Therefore, Level 3 has presented the unaudited pro forma financial statements accordingly to reflect the effect of the consolidation.

As part of the accounting for the mergers, Level 3 will record the acquired assets and liabilities on its books at their estimated fair value as of the date of the mergers. For tax purposes, due to the nature of the acquisition being treated as a non-taxable transaction, Level 3 will assume carryover tax basis of tw telecom’s assets and liabilities. This will create material deferred tax liabilities primarily for the book versus tax basis differences of tangible and intangible assets. Based on the preliminary valuation of the intangible and tangible assets, an adjustment of $449 million was made to the Unaudited Pro Forma Condensed Combined Balance Sheet to record a deferred tax liability for book versus tax differences of the intangible and tangible assets. In the event the valuation of the intangible and tangible assets changes materially in the future, the amount of the recorded deferred tax liability would materially change as well.

Level 3 anticipates that upon consolidation, the portion of the tax provision attributable to tw telecom will be limited to the income tax expense related to indefinite-lived assets due to the substantial net operating losses and full valuation allowance on Level 3's net deferred tax assets. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, Level 3 has reduced tw telecom's net deferred tax assets by $131 million.

(f)
On the date of completion of the mergers, all outstanding employee stock option awards, restricted stock and restricted stock units of tw telecom will be canceled and exchanged for Level 3 shares and cash in accordance with the terms of the merger agreement. All other tw telecom employee stock plans will be terminated. The employees of tw telecom will participate in Level 3's stock-based compensation programs after completion of the mergers.

(g) Adjustment to reflect the elimination of tw telecom’s common shares outstanding, net of the assumed issuance of common shares as a result of the mergers calculated by multiplying tw telecom’s common shares outstanding by the 0.7 share exchange ratio.

Dollars in millions	Adjustments as of June 30, 2014
Issue 97.3 million shares of Level 3 common stock @ $0.01 par value	$1
Eliminate tw telecom common stock	(2)
Adjustment to common stock	$(1)

The related adjustment to additional paid-in capital for the aforementioned changes in common is as follows:

Dollars in millions	Adjustments as of June 30, 2014
Total estimated equity consideration	$4,290
Elimination of tw telecom additional paid-in capital	(1,701)
Common stock	(1)
Adjustment to additional paid-in capital	$2,588

(h)	Adjustment to eliminate tw telecom’s treasury stock, which will be canceled upon completion of the mergers.

(i)	Adjustment to eliminate tw telecom’s accumulated deficit, to record estimated non-recurring financing and merger-related costs of Level 3 and net adjustments to deferred taxes, as follows:

Dollars in millions	Adjustment as of June 30, 2014
Eliminate tw telecom’s accumulated deficit	$693
Estimated financing and merger-related expenses	(291)
Net adjustments to deferred taxes	318
Adjustment to accumulated deficit	$720

The newly created deferred tax liabilities as a result of acquisition accounting will offset tw telecom’s deferred tax assets as well as a portion of Level 3’s deferred tax assets. As a result, Level 3 has included an adjustment to the Unaudited Pro Forma Condensed Combined Balance Sheet to reflect a one-time release of valuation allowance. In the event of a change to the valuation of tw telecom’s assets and liabilities, the amount of the newly created deferred tax liability could change materially, along with the amount of the one-time release of the valuation allowance.

(j) As of December 31, 2013, Level 3 had net operating loss carry forwards of approximately $9.1 billion for U.S. federal income tax purposes. tw telecom’s net operating loss carry forwards for U.S. federal income tax purposes were $800 million. Given Level 3’s net operating loss carry forward position and full valuation allowance against its net deferred tax assets, income tax expense is primarily related to state and foreign income taxes in the Unaudited Pro Forma Condensed Combined Statements of Operations. With the exception of income tax expense related to indefinite-lived assets, the historical tax provision for tw telecom has been reversed as Level 3 anticipates that upon consolidation with Level 3, tw telecom will not generate other current or deferred tax expense or benefit for U.S. federal and state income tax purposes.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3’s review will not result in material changes.

(k)	Adjustment to eliminate the historical intercompany transactions between Level 3 and tw telecom.